Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-132201
Dated 05/02/07

FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:			TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA/AAA)

SIZE:	       		$300,000,000

FORM:			SEC REGISTERED

TRADE DATE:		05-02-07

SETTLEMENT DATE:	05-07-07

MATURITY DATE:		05-07-09

COUPON:			FEDERAL FUNDS EFFECTIVE + 8 BPS

FLOATING RATE REFIX:	TELERATE PAGE 120

INTEREST RATE RESET PERIOD:	DAILY

INTEREST RATE RESET DATE:	EACH BUSINESS DAY

INTEREST DETERMINATION DATE:    THE SAME BUSINESS DAY AS THE RELATED
INTEREST RESET DATE. THE INTEREST DATE TO BE USED FOR THE TWO BUSINESS DAYS IMMEDIATELY PRIOR TO EACH INTEREST PAYMENT DATE (INCLUDING THE MATURITY DATE) WILL BE THE INTEREST RATE IN EFFECT ON THE SECOND BUSINESS DAY PRECEDING SUCH INTEREST PAYMENT DATE (INCLUDING THE MATURITY DATE.)

PAYMENT FREQUENCY:	QUARTERLY

COUPON PAYMENT DATES:	QUARTERLY ON THE 7th OF OR NEXT
			GOOD BUSINESS DAY OF AUGUST, NOVEMBER, FEBRUARY, & MAY
			USING THE FOLLOWING ADJUSTED
			BUSINESS DAY CONVENTION

INITIAL PAYMENT DATE:	8/7/07

DAYCOUNT:		ACT/360

PRICE TO INVESTOR:	PAR

PROCEEDS TO ISSUER:	$299,880,000

DELIVERY:		DTC # 355

DENOMINATIONS:		$1,000 x $1,000

CUSIP:			89233PF35

UNDERWRITER:		CREDIT SUISSE SECURITIES (USA) LLC


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free1-800-854-5674.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.